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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 2)*

                                Handspring, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   410293104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 18 Pages
                       Exhibit Index Contained on Page 17

CUSIP No. 410293104                                           Page 2 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Capital Partners II, L.P. ("BCP II")
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        3,783,980   shares,   except  that   Benchmark   Capital
                        Management  Co. II,  L.L.C.  ("BCMC  II"),  the  general
  NUMBER OF             partner  of BCP II,  may be deemed to have sole power to
   SHARES               vote   these    shares,    and    Alexandre    Balkanski
BENEFICIALLY            ("Balkanski"),  David  M.  Beirne  ("Beirne"),  Bruce W.
  OWNED BY              Dunlevie  ("Dunlevie"),  J. William  Gurley  ("Gurley"),
    EACH                Kevin R. Harvey  ("Harvey"),  Robert C. Kagle ("Kagle"),
  REPORTING             Andrew S. Rachleff  ("Rachleff")  and Steven M. Spurlock
   PERSON               ("Spurlock"),  the  members of BCMC II, may be deemed to
    WITH                have shared power to vote these shares.
                        --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        3,783,980  shares,  except  that  BCMC II,  the  general
                        partner  of BCP II,  may be deemed to have sole power to
                        dispose  of  these  shares,   and   Balkanski,   Beirne,
                        Dunlevie,  Gurley, Harvey, Kagle, Rachleff and Spurlock,
                        the  members  of BCMC II,  may be deemed to have  shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,783,980
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 410293104                                           Page 3 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Founders' Fund II, L.P. ("BFF II")
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        448,028 shares, except that BCMC II, the general partner
                        of BFF II,  may be  deemed  to have  sole  power to vote
  NUMBER OF             these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
   SHARES               Harvey,  Kagle,  Rachleff and  Spurlock,  the members of
BENEFICIALLY            BCMC II,  may be  deemed  to have  shared  power to vote
  OWNED BY              these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        448,028 shares, except that BCMC II, the general partner
                        of BFF II,  may be deemed to have sole  power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC II, may be deemed to have  shared  power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      448,028
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 410293104                                           Page 4 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Founders' Fund II-A, L.P. ("BFF II-A")
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        237,632 shares, except that BCMC II, the general partner
                        of BFF II-A,  may be  deemed to have sole  power to vote
  NUMBER OF             these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
   SHARES               Harvey,  Kagle,  Rachleff and  Spurlock,  the members of
BENEFICIALLY            BCMC II,  may be  deemed  to have  shared  power to vote
  OWNED BY              these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        237,632 shares, except that BCMC II, the general partner
                        of BFF II-A may be deemed to have sole  power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC II, may be deemed to have  shared  power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      237,632
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 410293104                                           Page 5 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Members' Fund II, L.P. ("BMF II")
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        63,574 shares,  except that BCMC II, the general partner
                        of BMF II,  may be  deemed  to have  sole  power to vote
  NUMBER OF             these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
   SHARES               Harvey,  Kagle,  Rachleff and  Spurlock,  the members of
BENEFICIALLY            BCMC II,  may be  deemed  to have  shared  power to vote
  OWNED BY              these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        63,574 shares,  except that BCMC II, the general partner
                        of BMF II,  may be deemed to have sole  power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC II, may be deemed to have  shared  power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      63,574
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 410293104                                           Page 6 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Capital Management Co. II, L.L.C.
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        4,533,214  shares, of which 3,783,980 are directly owned
                        by BCP II, 448,028 are directly owned by BFF II, 237,632
  NUMBER OF             are  directly  owned by BFF II-A and  63,574  shares are
   SHARES               directly  owned by BMF II. BCMC II, the general  partner
BENEFICIALLY            of BCP II, BFF II, BFF II-A and BMF II, may be deemed to
  OWNED BY              have sole power to vote  these  shares,  and  Balkanski,
    EACH                Beirne,  Dunlevie,  Gurley,  Harvey, Kagle, Rachleff and
  REPORTING             Spurlock,  the members of BCMC II, may be deemed to have
   PERSON               shared power to vote these shares.
    WITH                --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        4,533,214  shares, of which 3,783,980 are directly owned
                        by BCP II, 448,028 are directly owned by BFF II, 237,632
                        are  directly  owned by BFF II-A and  63,574  shares are
                        directly  owned by BMF II. BCMC II, the general  partner
                        of BCP II, BFF II, BFF II-A and BMF II, may be deemed to
                        have  sole  power  to  dispose  of  these  shares,   and
                        Balkanski,  Beirne,  Dunlevie,  Gurley,  Harvey,  Kagle,
                        Rachleff  and  Spurlock,  the members of BCMC II, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,533,214
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 410293104                                           Page 7 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alexandre Balkanski
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      French Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        11,293  shares,  all of which  are  directly  owned by a
                        trust,  and Balkanski,  as trustee of the trust,  may be
  NUMBER OF             deemed to have sole power to vote these shares.
   SHARES               --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                4,533,214  shares, of which 3,783,980 are directly owned
  REPORTING             by BCP II, 448,028 are directly owned by BFF II, 237,632
   PERSON               are  directly  owned by BFF II-A and  63,574  shares are
    WITH                directly owned by BMF II. BCMC II is the general partner
                        of BCP II, BFF II, BFF II-A and BMF II, and Balkanski, a
                        member of BCMC II, may be deemed to have shared power to
                        vote these shares.
                       --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        11,293  shares,  all of which  are  directly  owned by a
                        trust,  and Balkanski,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,533,214 shares, of which 3,783,980 are directly owned by BCP II, 448,028 are directly owned by BFF II, 237,632 are directly owned by BFF II-A and 63,574 shares are directly owned by BMF II. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Balkanski, a member of BCMC II, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,544,507
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 410293104                                           Page 8 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      David M. Beirne
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,533,214  shares, of which 3,783,980 are directly owned
  OWNED BY              by BCP II, 448,028 are directly owned by BFF II, 237,632
    EACH                are  directly  owned by BFF II-A and  63,574  shares are
  REPORTING             directly owned by BMF II. BCMC II is the general partner
   PERSON               of BCP II, BFF II, BFF II-A and BMF II,  and  Beirne,  a
    WITH                member of BCMC II, may be deemed to have shared power to
                        vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,533,214 shares, of which 3,783,980 are directly owned by BCP II, 448,028 are directly owned by BFF II, 237,632 are directly owned by BFF II-A and 63,574 shares are directly owned by BMF II. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Beirne, a member of BCMC II, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,533,214
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 410293104                                           Page 9 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Bruce W. Dunlevie
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        485,343  shares,  all of which are  directly  owned by a
                        trust,  and  Dunlevie,  as trustee of the trust,  may be
  NUMBER OF             deemed to have sole power to vote these shares.
   SHARES               --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                4,533,214  shares, of which 3,783,980 are directly owned
  REPORTING             by BCP II, 448,028 are directly owned by BFF II, 237,632
   PERSON               are  directly  owned by BFF II-A and  63,574  shares are
    WITH                directly owned by BMF II. BCMC II is the general partner
                        of BCP II, BFF II, BFF II-A and BMF II, and Dunlevie,  a
                        member of BCMC II, may be deemed to have shared power to
                        vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        485,343  shares,  all of which are  directly  owned by a
                        trust,  and  Dunlevie,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,533,214 shares, of which 3,783,980 are directly owned by BCP II, 448,028 are directly owned by BFF II, 237,632 are directly owned by BFF II-A and 63,574 shares are directly owned by BMF II. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Dunlevie, a member of BCMC II, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,018,557
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 410293104                                          Page 10 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      J. William Gurley
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        8,719 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,533,214  shares, of which 3,783,980 are directly owned
  OWNED BY              by BCP II, 448,028 are directly owned by BFF II, 237,632
    EACH                are  directly  owned by BFF II-A and  63,574  shares are
  REPORTING             directly owned by BMF II. BCMC II is the general partner
   PERSON               of BCP II, BFF II, BFF II-A and BMF II,  and  Gurley,  a
    WITH                member of BCMC II, may be deemed to have shared power to
                        vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        8,719 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,533,214 shares, of which 3,783,980 are directly owned by BCP II, 448,028 are directly owned by BFF II, 237,632 are directly owned by BFF II-A and 63,574 shares are directly owned by BMF II. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Gurley a member of BCMC II, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,541,933
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 410293104                                          Page 11 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Kevin R. Harvey
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        117,585  shares,  all of which are  directly  owned by a
                        trust,  and  Harvey,  as trustee  of the  trust,  may be
  NUMBER OF             deemed to have sole power to vote these shares.
   SHARES               --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                4,533,214  shares, of which 3,783,980 are directly owned
  REPORTING             by BCP II, 448,028 are directly owned by BFF II, 237,632
   PERSON               are  directly  owned by BFF II-A and  63,574  shares are
    WITH                directly owned by BMF II. BCMC II is the general partner
                        of BCP II, BFF II, BFF II-A and BMF II,  and  Harvey,  a
                        member of BCMC II, may be deemed to have shared power to
                        vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        117,585  shares,  all of which are  directly  owned by a
                        trust,  and  Harvey,  as trustee  of the  trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,533,214 shares, of which 3,783,980 are directly owned by BCP II, 448,028 are directly owned by BFF II, 237,632 are directly owned by BFF II-A and 63,574 shares are directly owned by BMF II. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Harvey, a member of BCMC II, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,650,799
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 410293104                                          Page 12 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Robert C. Kagle
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        274,093  shares,  all of  which  are  directly  owned by
                        several trusts, and Kagle, as trustee of the trusts, may
  NUMBER OF             be deemed to have sole power to vote these shares.
   SHARES               --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                4,533,214  shares, of which 3,783,980 are directly owned
  REPORTING             by BCP II, 448,028 are directly owned by BFF II, 237,632
   PERSON               are  directly  owned by BFF II-A and  63,574  shares are
    WITH                directly owned by BMF II. BCMC II is the general partner
                        of BCP II, BFF II,  BFF II-A and BMF II,  and  Kagle,  a
                        member of BCMC II, may be deemed to have shared power to
                        vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        274,093  shares,  all of  which  are  directly  owned by
                        several trusts, and Kagle, as trustee of the trusts, may
                        be deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,533,214 shares, of which 3,783,980 are directly owned by BCP II, 448,028 are directly owned by BFF II, 237,632 are directly owned by BFF II-A and 63,574 shares are directly owned by BMF II. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Kagle, a member of BCMC II, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,807,307
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 410293104                                          Page 13 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Andrew S. Rachleff
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        333,592  shares,  all of which are  directly  owned by a
                        trust,  and  Rachleff,  as trustee of the trust,  may be
  NUMBER OF             deemed to have sole power to vote these shares.
   SHARES               --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                4,533,214  shares, of which 3,783,980 are directly owned
  REPORTING             by BCP II, 448,028 are directly owned by BFF II, 237,632
   PERSON               are  directly  owned by BFF II-A and  63,574  shares are
    WITH                directly owned by BMF II. BCMC II is the general partner
                        of BCP II, BFF II, BFF II-A and BMF II, and Rachleff,  a
                        member of BCMC II, may be deemed to have shared power to
                        vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        333,592  shares,  all of which are  directly  owned by a
                        trust,  and  Rachleff,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,533,214 shares, of which 3,783,980 are directly owned by BCP II, 448,028 are directly owned by BFF II, 237,632 are directly owned by BFF II-A and 63,574 shares are directly owned by BMF II. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Rachleff, a member of BCMC II, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,866,806
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 410293104                                          Page 14 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Steven M. Spurlock
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        137 shares,  all of which are directly owned by a trust,
                        and Spurlock,  as trustee of the trust, may be deemed to
  NUMBER OF             have sole power to vote these shares.
   SHARES               --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                4,533,214  shares, of which 3,783,980 are directly owned
  REPORTING             by BCP II, 448,028 are directly owned by BFF II, 237,632
   PERSON               are  directly  owned by BFF II-A and  63,574  shares are
    WITH                directly owned by BMF II. BCMC II is the general partner
                        of BCP II, BFF II, BFF II-A and BMF II, and Spurlock,  a
                        member of BCMC II, may be deemed to have shared power to
                        vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        137 shares,  all of which are directly owned by a trust,
                        and Spurlock,  as trustee of the trust, may be deemed to
                        have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,533,214 shares, of which 3,783,980 are directly owned by BCP II, 448,028 are directly owned by BFF II, 237,632 are directly owned by BFF II-A and 63,574 shares are directly owned by BMF II. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Spurlock, a member of BCMC II, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,533,351
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 410293104                                          Page 15 of 18 Pages
--------------------------------------------------------------------------------

         This statement amends the Statement on 13G filed by Benchmark Capital Partners II, L.P., Benchmark Founders' Fund II, L.P., Benchmark Founders' Fund II-A, L.P., Benchmark Members' Fund II, L.P., Benchmark Capital Management Co. II, L.L.C., Alexandre Balkanski, David M. Beirne, Bruce W. Dunlevie , J. William Gurley, Kevin R. Harvey, Robert C Kagle, Andrew S. Rachleff and Steven M. Spurlock. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) Amount beneficially owned:

                      See Row 9 of cover page for each Reporting Person.

                  (b) Percent of Class:

                      See Row 11 of cover page for each Reporting Person.

                  (c) Number of shares as to which such person has:

                           (i)  Sole power to vote or to direct the vote:

                                See  Row 5 of  cover  page  for  each  Reporting
                                Person.

                           (ii) Shared power to vote or to direct the vote:

                                See  Row 6 of  cover  page  for  each  Reporting
                                Person.

                           (iii)Sole   power  to   dispose   or  to  direct  the
                                disposition of:

                                See  Row 7 of  cover  page  for  each  Reporting
                                Person.

                           (iv) Shared   power  to  dispose  or  to  direct  the
                                disposition of:

                                See  Row 8 of  cover  page  for  each  Reporting
                                Person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         [X] Yes

CUSIP No. 410293104                                          Page 16 of 18 Pages
--------------------------------------------------------------------------------

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2003

                               BENCHMARK CAPITAL PARTNERS II, L.P., a
                               Delaware Limited Partnership

                               BENCHMARK FOUNDERS' FUND II, L.P., a Delaware Limited Partnership

                               BENCHMARK FOUNDERS' FUND II-A, L.P., a
                               Delaware Limited Partnership

                               BENCHMARK MEMBERS' FUND II, L.P., a Delaware
                               Limited Partnership

                               BENCHMARK CAPITAL MANAGEMENT CO. II, L.L.C., a Delaware Limited Liability Company


                               By:    /s/ Steven M. Spurlock
                                      ------------------------------------------
                                      Steven M. Spurlock
                                      Managing Member

                               ALEXANDRE BALKANSKI
                               DAVID M. BEIRNE
                               BRUCE W. DUNLEVIE
                               J. WILLIAM GURLEY
                               KEVIN R. HARVEY
                               ROBERT C. KAGLE
                               ANDREW S. RACHLEFF
                               STEVEN M. SPURLOCK


                               By:    /s/ Steven M. Spurlock
                                      ------------------------------------------
                                      Steven M. Spurlock
                                      Attorney-in-Fact*

*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

CUSIP No. 410293104                                          Page 17 of 18 Pages
--------------------------------------------------------------------------------

                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   18

CUSIP No. 410293104                                          Page 18 of 18 Pages
--------------------------------------------------------------------------------

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Handspring Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.